FULL AND FINAL RELEASE

AND SETTLEMENT AGREEMENT

This Full and Final Release and Settlement Agreement (“Settlement Agreement”) is made and entered into by and between Andrews Kurth LLP (“AK”), XFormity, Inc. and XFormity Technologies, Inc. (collectively hereinafter “the Parties”).

Recitals

WHEREAS, AK and XFormity, Inc. previously entered into an attorney-client relationship pursuant to which AK provided legal services to XFormity, Inc.;

WHEREAS, XFormity, Inc., is a wholly owned subsidiary of XFormity Technologies, Inc.;

WHEREAS, a dispute has arisen regarding the payment of certain of AK’s invoices for legal services rendered by AK in connection with the B-50 patent litigation;

WHEREAS, the Parties now desire by this Settlement Agreement to settle the above claims, including, but not limited to, any and all claims that have been raised or could have been raised by the Parties relating to the above-referenced dispute, the legal services performed by AK, or any other matter, with no party admitting any liability to the other, but agreeing to settle solely as a means of compromise to avoid proceeding further with this dispute;

Now, therefore, in consideration of the mutual obligations set forth herein, and intending to be legally bound, the Parties agree as follows:

Settlement Agreement and Release

1.           Subject to the terms and conditions set forth herein, XFormity, Inc. shall pay the following amounts and such other consideration provided hereunder to AK.

(a).           Forty-eight (48) monthly payments of $10,000.00 for a total of $480,000.00.  The first two (2) of these payments ($20,000.00) are to be paid upon execution of this Settlement Agreement.  The third payment ($10,000.00) is to be paid on the 10th day of December 2008.  Thereafter, each payment shall be due on the 10th of the month.

(b).           At such time as the Company obtains funding of at least $300,000 in net proceeds (the “Financing”), an amount equal to the lesser of $300,000 or the amount necessary to complete the payment in full of the $480,000, provided for in paragraph 1(a) above, will be paid in a lump sum.  The remainder, if any, of the $480,000.00 will continue to be paid on the 15th day of the month until paid.

(c).           Upon execution of this Settlement Agreement, XFormity, Inc. shall issue 1,000,000 of its shares of common stock to AK, shall provide AK with stock certificates evidencing the 1,000,000 shares, and shall make all appropriate entries on its books and records and file all appropriate papers before all federal and state agencies to evidence the transfer of the shares of stock certificates.  Such shares shall be “restricted securities” under the Securities Act of 1933.   XFormity, Inc. shall not do anything or take any action to significantly dilute the value of these 1,000,000 shares except for any dilution resulting from lender or investor funding as referred to in paragraph 1(b).  XFormity, Inc. understands that it is the intent of AK to sell the 1,000,000 shares at a time and for a price to be determined by AK and as permitted under federal law.  AK agrees that sales of the shares will not exceed the volume limitation of Rule 144(e) under the Securities Act.  AK shall report to XFormity Inc. all sales of the shares and the price per share so as to permit the calculation required by paragraph 1(e).

(d).           In addition to the payments and stock referred to in paragraphs 1(a)-(c) there shall be up to four additional bonus payments of $65,000.00, when XFormity, Inc.’s gross annual revenue reaches the following levels: $2,000,000.00, $3,000,000.00, $4,000,000.00 and $5,000,000.00 up to fiscal year end June 30, 2011.  If these revenue amounts are reached, each bonus payment will be paid on or before 45 days after the company’s fiscal years ending June 30, 2009, 2010 and 2011.  The amount will be subject to verification upon audit by the company’s independent accounting firm.

(e)           The cap on the aggregate of all payments referred to in paragraphs 1(a), 1(b), 1(d)  and the value of the stock referred to in paragraph 1(c) (when it is sold) shall be $1,575,000.00.  If and when the cap is reached, no future payments shall be made to AK and if any shares of common stock issued to AK remain unsold, AK shall surrender such shares to XFormity Inc. for cancellation.

2.           For and in consideration of good and valuable consideration paid by XFormity, Inc. as described in paragraph 1 above, the receipt and sufficiency of which are hereby acknowledged, AK, and its partners, employees, agents, attorneys, assigns, insurers and assurers, hereby RELEASE, ACQUIT AND FOREVER DISCHARGE XFormity, Inc. and XFormity Technologies, Inc., and their employees, agents, attorneys, predecessors, successors, affiliates, assigns, insurers, and assurers, from all liability, actions, causes of action, damages, claims, demands, charges, costs, and expenses, including, without limitation, attorneys’ fees, known or unknown, accrued or which may ever accrue, whether based in contract or tort, statutory or common law, of every kind and nature.

3.           For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, XFormity, Inc. and XFormity Technologies, Inc., and their employees, agents, attorneys, predecessors, successors, affiliates, assigns, insurers, and assurers, hereby RELEASE, ACQUIT AND FOREVER DISCHARGE AK, and its partners, employees, agents, attorneys, predecessors, successors, affiliates, assigns, insurers and assurers, from all liability, actions, causes of action, damages, claims, demands, charges, costs, and expenses, known or unknown, accrued or which may ever accrue, whether based in contract or tort, statutory or common law, of every kind and nature whatsoever that arise from or relate, or may arise from or relate, in any way to the relationship between the Parties, and concerning legal services provided by AK to Xformity, Inc, XFormity Technologies, Inc., and their  affiliates, subsidiaries, and related parties, except for XFormity, Inc.’s rights under this Settlement Agreement.

4.           The Parties agree that the terms of this Settlement Agreement are contractual.  The Parties further agree that this Settlement Agreement shall not be construed as an admission of liability and that this Settlement Agreement has been negotiated and executed in order to compromise and settle disputed claims, so that the Parties may avoid the expense, uncertainties, and hazards of litigation.

5.           This Settlement Agreement shall not be construed more favorably for or strongly against any Party based on a claim that one was the “Drafter” or “Maker” of the Settlement Agreement.

6.           This Settlement Agreement constitutes the entire and complete agreement between the Parties and there are no other side, prior, or collateral agreements, oral or written, or representations or inducements other than as expressly set forth in this Settlement Agreement.  This Settlement Agreement supersedes any prior agreements, if any, made between the Parties relative to such subject matter.  This Settlement Agreement cannot be amended, modified or altered other than by signed, written agreement by the Parties hereto.

7.           Each Party hereby represents to the other that it has relied solely and wholly upon his/its own judgment and belief regarding the nature and the extent of the damages allegedly sustained by said Party.  Each Party further represents to the other as follows: (a) that he/it has had an opportunity to retain legal counsel before entering into this Settlement Agreement; (b) that he/it is entering into this Settlement Agreement freely and voluntarily and, if counsel has been retained, upon the advice of such counsel; (c) that no representations, promises, or statements by any agent, partner, employee, officer, director, attorney, or other representative of the other Party, other than as set forth in this Settlement Agreement, have been made to or relied upon in entering into this Settlement Agreement; and (d) that each Party’s authorized agent has read and fully understands this Settlement Agreement.  Each Party, through its authorized agent, realizes that this settlement is final and conclusive, and it is each Party’s desire and intent that it be final and conclusive.

8.           Each Party hereby represents and warrants to the other that he/it has not assigned, pledged, or otherwise in any manner whatsoever sold or transferred, either by instrument in writing or otherwise, any right, title, interest, demand, cause of action, or claim that is the subject of the Settlement Agreement and that no other person or entity of any kind has or had any interest therein.  The Parties warrant that they have not entered into any agreement or other arrangement that would limit the effectiveness of the releases exchanged hereunder.

9.           The Parties’ duly authorized representatives expressly warrant and represent that each of them: (a) is legally competent to execute this Settlement Agreement; (b) has read and fully understands this Settlement Agreement; (c) is duly authorized to execute this Settlement Agreement on behalf of the Party they represent; and (d) is duly authorized to bind the Party they represent to the terms and conditions contained in this Settlement Agreement; and (e) has obtained all corporate approvals necessary to enter into this Settlement Agreement.

10.           This Settlement Agreement may be executed in multiple counterparts, all of which taken together shall constitute one and the same document.

11.           This Settlement Agreement and any dispute arising out of this Settlement Agreement shall be governed by the laws of the State of Texas.  Venue for all disputes regarding this Settlement Agreement shall be Texas, and the Parties submit themselves to the jurisdiction of Texas courts for purposes of disputes regarding this Settlement Agreement.

12.           In the event that a court of competent jurisdiction should hold any provision of this Settlement Agreement to be void or unenforceable for any reason, the expressed intent of the Parties hereto is that all remaining provisions are severable and should remain in force to the greatest possible degree.

In witness thereof, the Parties hereto have caused this Settlement Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

EXECUTED IN MULTIPLE ORIGINALS on this 10th day of October,  2008.

Andrews Kurth LLP

By: /s/Aldo Noto
Name:  Aldo Noto
Its:        Partner

XFormity, Inc.

By: /s/Chris Ball
Name:  Chris Ball
Its:  President and CEO

XFormity Technologies, Inc.

By: /s/Jack Rabin
Name:  Jack Rabin
Its:  CFO

WAS:141222.2